Exhibit A

NATIONAL FUEL RESOURCES, INC.
INCOME STATEMENT

                                          Three               Twelve
                                      Months Ended         Months Ended
                                   September 30, 2003   September 30, 2003

                                         Actual               Actual

Operating Revenues                    $42,117,663          $304,659,541

Operating Expenses:

Purchased Gas                          42,488,466           293,449,408
Purchased Electric                            169                (3,823)
Operation                                 739,762             2,802,513
Depreciation, Depletion
   & Amortization                          32,206               117,005
Franchise & Other Taxes                    59,030                15,508
                                       43,319,633           296,380,611

Operating Income                       (1,201,970)            8,278,930

Interest Income                           250,385               972,443
Interest Expense                            2,133                32,681

Net Income Before Taxes                  (953,718)            9,218,692

Income Taxes:

Federal                                  (145,435)            3,437,568
State                                    (656,124)              151,257
Deferred                                  110,846              (238,454)
                                         (690,713)            3,350,371

Net Income                            $  (263,005)         $  5,868,321
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